Exhibit 99.2

NEWS

FOREST OIL CORPORATION	FOR FURTHER INFORMATION
707 17th STREET, SUITE 3600	CONTACT: LARRY C. BUSNARDO
DENVER, COLORADO 80202	DIRECTOR - INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL UPDATES SECOND HALF 2012 GUIDANCE AND HEDGE POSITION

DENVER, COLORADO — September 12, 2012 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced updated second half 2012 net sales volumes and capital expenditures guidance and provided its current hedge position.

Updated Second Half 2012 Guidance

For the second half of 2012, Forest expects net sales volumes to average approximately 330 — 340 MMcfe/d (66% natural gas and 34% oil and natural gas liquids).  This represents an increase of 3% compared to the previous guidance of 320 — 330 MMcfe/d (67% natural gas and 33% oil and natural gas liquids) provided on July 9, 2012.

For the second half of 2012, Forest intends to invest between $240 million and $260 million for capital expenditures (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred).  This represents an increase of $50 million from previous guidance and is primarily related to increased drilling efficiencies and a higher level of non-operated drilling activity than previously expected.  Forest entered the third quarter of 2012 operating nine drilling rigs and is currently operating five rigs within its core Texas Panhandle, Eagle Ford and East Texas programs.

Forest’s updated guidance for net sales volumes and capital expenditures for the second half of 2012 remains subject to the cautionary statements and limitations contained in Forest’s December 12, 2011 press release under the caption “2012 Guidance” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated above, guidance detailed in Forest’s press releases dated December 12, 2011, April 30, 2012, and July 9, 2012 remains unchanged.

Hedge Position

Forest has added 4 MBbls/d of Calendar 2013 oil swaps at $95.53 per barrel since July 30, 2012, the date of its last earnings release.

As of September 12, 2012, the Company had natural gas, natural gas liquids, and oil derivatives in place for 2012 and 2013 covering the aggregate average daily volumes and weighted average prices as follows:

	Jul - Dec
	2012		2013
Natural gas swaps:
Contract volumes (Bbtu/d)	155.0	(1)	160.0
Weighted average price (per MMBtu)	$4.63		$3.98

Natural gas liquids swaps:
Contract volumes (MBbls/d)	2.0		—
Weighted average price (per Bbl)	$45.22		$—

Oil swaps:
Contract volumes (MBbls/d)	4.5		4.0
Weighted average price (per Bbl)	$97.26		$95.53

(1)           50 Bbtu/d of 2012 gas swaps (with a weighted average hedged price per MMBtu of $5.30) are layered with a written put of $3.53 and a call spread of $4.00-to-$4.50.  Together with the put and call spread, Forest will receive the swap price of $5.30 on the 50 Bbtu/d except as follows: Forest will receive (i) NYMEX Henry Hub (HH) plus $1.77 when NYMEX HH is below $3.53; (ii) $5.30 plus the value of the call spread when NYMEX HH is between $4.00 and $4.50; and (iii) $5.80 when NYMEX HH is $4.50 or above.

In connection with entering into certain 2012 gas swaps with premium hedged prices, Forest granted oil puts to the counterparties, giving the counterparties the option to put 5 MBbls/d to Forest at $75.00 per Bbl on a monthly basis during the period July 2012 through December 2012.

In connection with several swaps shown in the table above, Forest granted swaption instruments to counterparties in exchange for Forest receiving premium hedged prices on the swaps. The table below sets forth the outstanding swaptions as of September 12, 2012:

	2013	2014	2015
Natural gas swaptions:
Contract volumes (Bbtu/d)	40.0	—	—
Weighted average price (per MMBtu)	$4.02	$—	$—

Oil swaptions:
Contract volumes (MBbls/d)	2.0	5.0	3.0
Weighted average price (per Bbl)	$95.00	$105.80	$100.00

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

September 12, 2012